Exhibit 99.1

Informa TechTarget

May 7, 2026

Informa TechTarget Reports First Quarter 2026 Results

Q1 2026 Financial Results Deliver Year-on-Year Growth

2026 Growth Guidance Reiterated

Newton, MA, May 7, 2026 – TechTarget, Inc. (Nasdaq: TTGT), (“Informa TechTarget” or the “Company”), a leading growth accelerator for the B2B Technology sector, today reports financial results for the first quarter ended March 31, 2026.

Gary Nugent, Chief Executive Officer, Informa TechTarget, said:

“We delivered to plan in the First Quarter - financially, operationally and strategically - growing our Revenues and Adjusted EBITDA, and further simplifying and focusing the business.”

He added: “Our priorities for 2026 are clear: deliver value to our customers and growth for our shareholders. This will give us momentum and put us in a strong position to continue to invest in innovation and build on our core strengths of trusted expertise, proprietary market and permissioned audience data, and a unified portfolio of products with the breadth and scale to deliver for customers across the marketing lifecycle.”

Business Highlights

•
Improving Financial Performance: Q1 2026 revenue of $106.0 million (Q1 2025: $103.9 million), up 2.1% year-over-year, continuing the year-over-year growth trend. Net loss of $70.8 million (net loss margin 66.7%) reduced from $523.4 million in Q1 2025 (net loss margin 503.8%);
•
Adjusted EBITDA and Margin Growth: Q1 2026 Adjusted EBITDA(1) of $7.4 million, up 27.4% year-over-year, with Adjusted EBITDA margin(1) increasing by approximately 1.4 percentage points to 6.9%;
•
Growth Across Key Strategic Priorities: Continuing progress on strategic priorities, including increasing focus on AI enabled solutions, improving buyer and content discoverability, further growth in our major Portfolio accounts and enhanced product capabilities to support customers growth objectives;
•
Continuing Momentum in Membership Activity: The quality of our specialist media brands, unique content and editorial excellence, combined with added focus within our distribution strategies on AI discoverability is delivering further growth in permissioned memberships and overall audience;
•
AI Focused Product Innovations: We continue to invest in product development, ensuring regular enhancements to existing services and the launch of new products to meet evolving client needs. In Q1, this included the launch of AI Visibility and GEO (Generative Engine Optimization) Content Solutions, which help customers better understand how audiences encounter their brand through AI, whilst also helping align forthcoming content plans with the evolving preferences of different AI systems;
•
New Operating and Reporting Segments: Following completion of the Combination Plan in 2025, Informa TechTarget operates through two reportable operating segments - Brand to Demand (“B2D”) and Intelligence & Advisory (“I&A”) – aligning our products to customer outcomes and enhancing reporting transparency;
•
2026 Growth Guidance Reiterated: The Company continues to target full year growth in Revenue and Adjusted EBITDA, with a guidance range for the latter of between $95.0 million and $100.0 million.

Financial Summary

	Three Months Ended
($ in thousands)	March 31, 2026	March 31, 2025	% Change
Revenue
Brand to Demand	$75,191	$71,790	4.7%
Intelligence & Advisory	$30,857	$32,097	(3.9)%
Total revenue	$106,048	$103,887	2.1%
Net loss	$(70,781)	$(523,388)	n.m.
Net loss margin	(66.7)%	(503.8)%	n.m.
Adjusted EBITDA(1)	$7,360	$5,776	27.4%
Adjusted EBITDA margin (%)(1)	6.9%	5.6%	1.4%

(1) Denotes a non-GAAP financial measure. See Non-GAAP Financial Measures below for explanations of these measures and reconciliations to comparable GAAP measures.

First Quarter 2026 Financial Results

Q1 revenues grew 2.1% year-on-year to $106.0 million, extending the positive growth trend delivered through the second half of 2025. This performance was underpinned by good growth in the B2D segment, which was +4.7% year-over-year, with strength across the Demand Generation and Branding product lines. The I&A segment reported a 3.9% revenue reduction in the quarter, primarily due to lower volumes in the go-to-market strategy consulting. Both segments delivered a year-over-year improvement in segment operating income.

Net losses narrowed to $70.8 million (net loss margin 66.7%) compared to $523.4 million for the same period in 2025 (net loss margin 503.8%). This included a $45.0 million technical non-cash goodwill impairment as compared to $459.1 million technical non-cash goodwill impairment in Q1 2025.

Adjusted EBITDA for the quarter was $7.4 million compared to $5.8 million in the same period in 2025, an increase of 27.4% year-over-year. This reflected a combination of operating leverage from the growth in revenues and cost efficiencies from the Combination Plan, which outweighed the impact of increased investment in product development and general cost inflation. Adjusted EBITDA margin improved to 6.9% compared to 5.6% for the same period in the prior year.

The balance sheet remains strong, with $47.7 million in cash and cash equivalents at the end of the first quarter and with less than half ($120.1 million) of the Company’s $250.0 million unsecured five-year revolving credit facility utilized

New Operating and Reporting Segments

Following completion of the Combination Plan, Informa TechTarget now operates through two reportable segments, Brand to Demand (“B2D”) and Intelligence & Advisory (“I&A”).

The B2D segment provides products and services that help clients raise awareness for their brand, establish thought leadership in the marketplace, build consideration and generate demand for sales. Our B2D products and services leverage our deep market expertise and a wealth of proprietary market and permissioned membership data. This enables us to create custom content and analyze purchase intent with precision from actively engaged enterprise technology and business professionals. Our primary clients include product marketers, brand marketers, demand marketers, partner marketers, industry marketers, field marketers and field sales professionals.

The I&A segment provides products and services that inform and shape the corporate strategy, market strategy, product strategy and go-to market strategy of our clients. Our I&A products and services are underpinned by a depth of market expertise and experience and a wealth of proprietary market and permissioned membership data that is used to deliver market intelligence, strategic analysis, go-to-market and other strategic advisory services. Our primary clients are engaged in corporate strategy & development, strategic business development, product management and product marketing.

Reiterated 2026 Growth Outlook

Following the completion of our Combination Plan in 2025, the priority for 2026 is to return Informa TechTarget to growth.

The business has scale and breadth in a $20 billion addressable market, providing an opportunity to establish ourselves as an indispensable partner to the technology industry, and capture an increasing share of customer wallets. This is reflected in our revenue growth ambitions for 2026, which do not assume any improvement in market conditions.

We are reiterating our guidance for Adjusted EBITDA growth to within a range of $95.0 million to $100.0 million, marking a further improvement in our Adjusted EBITDA margin. We expect Q2 2026 to deliver further progress towards achieving these full year targets.

The Company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “forward-looking statements” below. The Company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of earnings before net interest, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation, other income and expenses such as asset impairment and impairment related to goodwill, costs related to mergers, acquisitions or reduction in forces expenses, and foreign exchange gains or losses, if any, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the Company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call and Webcast

The Company will discuss these financial results in a conference call and webcast on Thursday, May 7, 2026 at 5:00 PM (Eastern Time) which will include brief remarks by management followed by questions and answers.

Those wishing to participate via the webcast should access the call through Informa TechTarget’s investor relations website at investor.informatechtarget.com. Those wishing to participate via telephone may dial in at 1-888-396-8049 (USA) or 1-416-764-8646 (International).

The webcast replay will be available through Informa TechTarget’s investor relations website.

Contacts
Dan Noreck, Chief Financial Officer	investor@informatechtarget.com
Garrett Mann, Corporate Communications	garrett.mann@informatechtarget.com

About Informa TechTarget

Informa TechTarget informs, influences and connects the world’s technology buyers and sellers, helping accelerate growth from R&D to ROI. With a vast reach of over 220 highly targeted technology-specific digital properties and approximately 58 million permissioned first-party audience members, Informa TechTarget has a unique understanding of and insight into the technology market.

Underpinned by those audiences and their intent data, we offer expert-led, data-driven, and digitally enabled services that deliver significant impact and measurable outcomes to our clients.

Informa TechTarget is headquartered in Boston, MA and has offices in 19 global locations. For more information, visit informatechtarget.com and follow us on LinkedIn

© 2026 TechTarget, Inc. d/b/a Informa TechTarget. All rights reserved. All trademarks are the property of their respective owners.

Non-GAAP Financial Measures and Key Business Metrics

This release and the accompanying tables include a discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Net Loss Margin, Adjusted Free Cash Flow, Free Cash Flow, Net Debt and Segment Operating Income, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation, other income and expenses such as asset impairment and impairment related to goodwill, costs related to mergers, acquisitions or reduction in forces expenses, and foreign exchange gains or losses, if any. As of the second quarter 2025, we have revised our Adjusted EBITDA calculation to exclude the effects of foreign exchange gains and losses, if any, and we have recast comparative prior period amounts accordingly.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Revenue.

“Adjusted Free Cash Flow” means the change in net cash provided by (used in) operating activities less capital expenditures, further adjusted to add back restructuring costs (not including stock-based compensation costs), costs related to acquisitions of businesses, net of cash required, and expenses related to acquisition and integration costs.

“Free Cash Flow” means the change in net cash provided by (used in) operating activities less capital expenditures.

“Net Debt” at a period end means cash, cash equivalents and short-term investments less financial debt obligations including related party revolving lines of credit.

“Total Segment Operating Income” means the total income generated from each of the segments less costs attributable to the segments prior to allocating corporate level expenses, interest, and taxes.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Free Cash Flow, Free Cash Flow, Net Debt and Segment Operating Income, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance, and financial position in the case of net debt, using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Adjusted EBITDA is also used in presentations to our Board of Directors. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain significant items. These items include, but are not limited to, acquisition and integration costs, amortization of intangible assets, restructuring and other expenses, asset impairment, and the income tax effect of these items. These items are uncertain, depend on various factors, including, but not limited to, our recent acquisition of Former TechTarget and could have a material impact on GAAP reported results for the relevant period.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than historical facts, are forward-looking statements, including: statements regarding the expected benefits of the transactions consummated on December 2, 2024 (the “Closing Date”) pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024, among TechTarget Holdings Inc. (formerly known as TechTarget, Inc. (“Former TechTarget”)), Informa TechTarget, Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited, and Informa Intrepid Holdings Inc. (the “Transactions”), such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of Informa TechTarget; legal, economic, and regulatory conditions; our future business strategy, plans, market growth and our objectives for future operations; our future results of operations and financial position and guidance for 2026; our competitive market position within our industry; the effectiveness of our restructuring and workforce reduction program; the continued remediation of material weaknesses in our internal control over financial reporting; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” or the negatives of these words or other similar terms or expressions that concern Informa TechTarget’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates, or expectations include, among others: unexpected costs, charges, or expenses resulting from the Transactions; uncertainty regarding the expected financial performance of Informa TechTarget; failure to realize the anticipated benefits of the Transactions, including as a result of integrating the Informa Tech Digital Businesses with the business of Former TechTarget; the ability of Informa TechTarget to implement its business strategy; difficulties and delays in Informa TechTarget achieving revenue and cost synergies; evolving legal, regulatory, and tax regimes; changes in economic, financial, political, and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty and conflicts, and conditions that may result from legislative, regulatory, trade, and policy changes associated with the current or subsequent U.S. administrations; Informa TechTarget’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; market acceptance of Informa TechTarget’s products and services; the impact of pandemics and future health epidemics and any related economic downturns on Informa TechTarget and the markets in which it and its customers operate; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, tariffs and trade disputes, rising inflation and interest rate fluctuations on the operating results of Informa TechTarget; and other matters included in Risk Factors of Informa TechTarget’s Form 10-K for fiscal year 2024 (filed with the United States Securities and Exchange Commission (the “SEC”) on May 28, 2025) and other documents filed by Informa TechTarget from time to time with the SEC. This summary of risks and uncertainties should not be considered to be a complete statement of all potential risks and uncertainties that may affect Informa TechTarget. Other factors may affect the accuracy and reliability of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes. Actual performance and outcomes, including, without limitation, Informa TechTarget’s actual results of operations, financial condition and liquidity, may differ materially from those made in or suggested by the forward-looking statements contained in this press release.

Any forward-looking statements speak only as of the date of this press release. None of Informa TechTarget, its affiliates, advisors or representatives, undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

TechTarget, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$47,711	$40,626
Accounts receivable, net of allowance for credit losses of $1,019 and $1,168 respectively	66,370	83,819
Related party receivables	5,952	4,019
Prepaid taxes	11,379	11,329
Prepaid expenses and other current assets	16,535	15,592
Total current assets	147,947	155,385
Non-current assets:
Property and equipment, net	1,580	2,299
Goodwill	1,077	45,550
Intangible assets, net	705,552	725,525
Operating lease right-of-use assets	16,644	3,178
Deferred tax assets	3,373	3,360
Other non-current assets	1,687	2,011
Total non-current assets	729,913	781,923
Total assets	$877,860	$937,308
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,570	$21,160
Related party payables	8,067	5,671
Contract liabilities	55,597	50,526
Operating lease liabilities	5,585	3,112
Accrued expenses and other current liabilities	17,899	22,572
Accrued compensation expenses	24,054	19,037
Income taxes payable	3,665	4,349
Contingent consideration	707	190
Total current liabilities	128,144	126,617
Non-current liabilities:
Operating lease liabilities	9,316	1,426
Other liabilities	6,265	6,008
Related party long-term debt	120,091	106,714
Deferred tax liabilities	88,985	100,664
Contingent consideration	513	1,260
Total non-current liabilities	225,170	216,072
Total liabilities	$353,314	$342,689
Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized; 72,313,935 shares issued and 72,296,645 shares outstanding at March 31, 2026; 72,308,235 shares issued and 72,291,454 shares outstanding at December 31, 2025	72	72
Treasury stock, at cost; 17,290 and 16,781 shares at March 31, 2026 and December 31, 2025, respectively	(705)	(689)
Additional paid-in capital	1,649,983	1,647,840
Accumulated deficit	(1,155,024)	(1,084,243)
Accumulated other comprehensive income	30,220	31,639
Total stockholders’ equity	524,546	594,619
Total liabilities and stockholders’ equity	$877,860	$937,308

TechTarget, Inc.

Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Three Months Ended
	March 31, 2026	March 31, 2025
Revenues[1]	$106,048	$103,887
Cost of revenues[1,2]	(48,026)	(44,160)
Gross profit	58,022	59,727
Operating expenses:
Selling and marketing[2]	33,427	33,310
General and administrative[1,2]	18,830	24,284
Product development[2]	3,663	2,789
Depreciation	714	532
Amortization, excluding amortization of $3,116, and $2,473 included in cost of revenues	21,937	23,288
Impairment of goodwill	45,006	459,100
Restructuring expense (income)	(455)	—
Acquisition and integration costs[1]	15,822	9,328
Remeasurement of contingent consideration	36	-
Total operating expenses	138,980	552,631
Operating loss	(80,958)	(492,904)
Related party interest expense	(2,134)	(1,813)
Interest income	52	826
Other income (expense), net	900	(3,094)
Loss before provision for income taxes	(82,140)	(496,985)
Income tax benefit (provision)	11,359	(26,403)
Net loss	$(70,781)	$(523,388)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(1,419)	3,990
Total comprehensive loss	$(72,200)	$(519,398)
Net loss per common share:
Basic	(0.98)	(7.32)
Diluted	(0.98)	(7.32)
Weighted average common shares outstanding:
Basic	72,293,292	71,465,493
Diluted	72,293,292	71,465,493

(1) Amounts include related party transactions as follows:
Revenues	$208	$224
Cost of revenues	10	277
General and administrative	5,773	6,279
Acquisition and integration costs	991	46

(2) Amounts include stock-based compensation expense as follows:
Cost of revenues	$301	$308
Selling and marketing	1,331	2,757
General and administrative	394	711
Product development	117	183

TechTarget, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended
	March 31,
	2026	2025
Operating Activities:
Net loss	$(70,781)	$(523,388)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	714	532
Amortization	25,053	25,761
Allowance for credit losses	10	312
Operating lease expense	1,040	1,337
Stock-based compensation	2,143	3,959
Deferred tax provision	(11,679)	(26,436)
Impairment of goodwill	45,006	459,100
Fair value adjustment to debt	—	1,324
Loss on disposal of intangibles	218	—
Loss on disposal of property, plant and equipment	59	6
Net foreign exchange (gain)/loss	(2,314)	2,976
Remeasurement of contingent consideration	36	—
Other	—	(332)
Changes in operating assets and liabilities (net of the impact of acquisitions):
Accounts receivable	17,284	11,455
Prepaid expenses and other current assets	(2,886)	(2,400)
Related party receivables	(1,948)	(2,177)
Accounts payable	(8,603)	(1,722)
Income taxes payable	(622)	52,969
Accrued expenses and other current liabilities	(4,867)	(6,313)
Accrued compensation expenses	5,110	(2,277)
Operating lease liabilities with right of use	(1,999)	(1,672)
Contract liabilities	5,009	9,138
Contingent consideration	(43)	—
Other assets (liabilities)	245	287
Related party payables	3,758	9,796
Net cash provided by (used in) operating activities	(57)	12,235
Investing activities:
Purchases of property and equipment, and other capitalized assets	(53)	(30)
Purchases of intangible assets	(4,338)	(4,383)
Purchase of investments	—	(291)
Acquisitions of businesses, net of acquired cash	(1,536)	—
Sale of investments	—	76,795
Net cash provided by (used in) investing activities	(5,927)	72,091
Financing activities:
Tax withholdings related to net share settlements	(16)	—
Proceeds from related party long term debt	13,377	135,000
Contingent consideration settlement	(246)	—
Repayment of convertible notes	—	(417,033)
Net cash provided by (used in) financing activities	13,115	(282,033)
Effect of exchange rate changes on cash and cash equivalents	(46)	380
Net increase (decrease) in cash and cash equivalents	7,085	(197,327)
Cash and cash equivalents at December 31	40,626	275,983
Cash and cash equivalents at March 31	$47,711	$78,656
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$744	$32
Cash paid for interest on related party long term debt	$1,844	$1,716

TechTarget, Inc.

Reconciliation of Net Loss to Adjusted EBITDA and Net Loss Margin to Adjusted EBITDA Margin

($ in thousands)

	For Three Months Ended March 31,
	2026	2025

Revenues	$106,048	$103,887
Net loss	$(70,781)	$(523,388)
Interest (income) expense, net	2,101	1,030
Provision (benefit) for income taxes	(11,359)	26,403
Depreciation	714	532
Amortization	25,053	25,761
EBITDA	$(54,272)	$(469,662)
Stock-based compensation	2,143	3,959
Other (income) expense, net	(920)	3,051
Impairment of goodwill	45,006	459,100
Restructuring Costs	(455)	—
Acquisition and integration costs	15,822	9,328
Remeasurement of contingent consideration	36	—
Adjusted EBITDA	$7,360	$5,776
Net loss margin	(66.7)%	(503.8)%
Adjusted EBITDA margin	6.9%	5.6%

TechTarget, Inc.

Reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow and Adjusted Free Cash Flow

($ in thousands)

	For the Three Months Ended March 31,
	2026	2025

Net cash provided by (used in) operating activities	$(57)	$12,235
Purchases of property and equipment, and other capitalized assets	(53)	(30)
Purchases of intangible assets	(4,338)	(4,383)
Free Cash Flow	(4,448)	7,822
Restructuring costs	1,936	—
Acquisition and integration costs	15,822	9,328
Acquisitions of business, net of acquired cash	1,536	—
Adjusted Free Cash Flow	$14,846	$17,150

TechTarget, Inc.

Segment Information

($ in thousands)

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments
Revenue	$75,191	$30,857	$106,048	$71,790	$32,097	$103,887
Direct expenses (1)	(13,712)	(1,940)	(15,652)	(11,812)	(3,019)	(14,831)
Indirect expenses (2)	(26,148)	(19,262)	(45,410)	(26,417)	(20,015)	(46,432)
Segment operating income	$35,331	$9,655	$44,986	$33,561	$9,063	$42,624
Unallocated expenses:
Unallocated direct expenses (3)			(3,023)			(1,079)
Unallocated indirect expenses (4)			(37,636)			(40,239)
Depreciation			(638)			(299)
Amortization			(24,238)			(25,483)
Impairment of goodwill			(45,006)			(459,100)
Restructuring costs			455			—
Acquisition and integration costs			(15,822)			(9,328)
Remeasurement of contingent consideration			(36)			—
Reported operating loss			$(80,958)			$(492,904)

	Three Months Ended June 30, 2025			Three Months Ended September 30, 2025			Three Months Ended December 31, 2025
	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments	Brand to Demand	Intelligence & Advisory	Total Segments
Revenue	$87,361	$32,584	$119,945	$91,499	$30,787	$122,286	$100,497	$40,176	$140,673
Direct expenses (1)	(16,249)	(2,721)	(18,970)	(13,456)	(2,407)	(15,863)	(19,146)	(8,072)	(27,218)
Indirect expenses (2)	(23,906)	(20,350)	(44,256)	(25,851)	(19,588)	(45,439)	(19,583)	(16,476)	(36,059)
Segment operating income	$47,206	$9,513	$56,719	$52,192	$8,792	$60,984	$61,768	$15,628	$77,396
Unallocated expenses:
Unallocated direct expenses (3)			(4,825)			(3,018)			(3,314)
Unallocated indirect expenses (4)			(39,253)			(39,101)			(35,848)
Depreciation			(300)			(304)			(562)
Amortization			(25,571)			(25,547)			(25,188)
Impairment of goodwill			(382,248)			(80,252)			(9,900)
Restructuring costs			—			(12,412)			(2,243)
Acquisition and integration costs			(14,811)			(8,204)			(14,221)
Remeasurement of contingent consideration			—			—			(925)
Reported operating loss			$(410,289)			$(107,854)			$(14,805)

1 Direct expenses in both operating segments represent costs directly incurred in generating revenues, including editorial and consulting costs, third-party and advertising spend, freelance contractor expenses, website hosting and other direct IT costs, sales commissions, event and venue expenses, directly attributable travel and related costs, and bad debt provisions.

2 Indirect expenses in both operating segments reflect costs not directly attributable to revenue generation. These consist primarily of salaries and other personnel-related costs, office and facility expenses and related overheads, accounting, legal and other professional fees, product development expenditure, and amortization and depreciation attributable to the segments.

3 Unallocated Direct expenses include selected marketing and promotional costs, commissions, travel and entertainment expenses, bad debt provisions, and other similar items that are not attributable to individual operating segments. Accordingly, these expenses are excluded from the assessment of segment performance.

4 Unallocated Indirect expenses primarily include personnel and related costs of central functions, facility and related overhead expenses, and accounting, legal, and other professional fees. These costs are not considered in assessing operating segment performance.